Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
AUGUST 21, 2014

CHESAPEAKE ENERGY CORPORATION NAMES BRAD SYLVESTER
VICE PRESIDENT - INVESTOR RELATIONS AND COMMUNICATIONS

OKLAHOMA CITY, AUGUST 21, 2014 - Chesapeake Energy Corporation (NYSE:CHK) today announced that Brad Sylvester will join Chesapeake as Vice President - Investor Relations and Communications. Sylvester joins Chesapeake from Southwestern Energy Company. He will report to Chesapeake’s Chief Financial Officer, Nick Dell’Osso.

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Brad is a highly talented and proven investor relations professional with more than 20 years of solid experience in the exploration and production industry. His leadership skills and extensive experience uniquely qualify him to lead our Investor Relations and Communications teams. I look forward to working very closely with Brad as we continue to drive value for our shareholders.”

Dell’Osso added, “Brad has consistently been recognized as one of the industry’s top investor relations officers by both buy-side and sell-side analysts and investors. He will maintain and build those relationships as he highlights the differential investment opportunity available with Chesapeake.”

Sylvester served in various roles at Southwestern Energy Company from 1996 to 2014, most recently as Vice President - Investor Relations. Prior to that, Sylvester worked as a portfolio manager at Greenwood & Associates, Inc. Sylvester holds a CFA designation and received his Master of Business Administration from Texas Christian University and his Bachelor of Science in Business Administration from John Brown University.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154